NL REPORTS FIRST QUARTER OF 2012 RESULTS

DALLAS, TEXAS - May 9, 2012 - NL Industries, Inc. (NYSE:NL) today reported net income attributable to NL stockholders of $21.0 million, or $.43 per share, in the first quarter of 2012 compared to net income  attributable to NL stockholders of $17.2 million, or $.35 per share, in the first quarter of 2011.

Net sales increased 2% in the first quarter of 2012 compared to the same period of 2011.  Net sales increased due to an increase in order rates from its customers resulting from improving economic conditions in North America.  Income from operations attributable to CompX decreased to $2.9 million in the first quarter of 2012 compared to $8.8 million in the first quarter of 2011, primarily due to the net effects of a $7.5 million litigation settlement gain recorded in the first quarter of 2011 ($.06 per share, net of income taxes and noncontrolling interest), facility consolidation costs of $1.0 million incurred in 2011, improved production efficiencies in 2012 as a result of the Furniture Components facility consolidation and slightly increased sales in 2012.  The impact of changes in currency exchange rates on sales and income from operations in 2012 compared to 2011 was not significant.

Kronos’ net sales of $561.3 million in the first quarter of 2012 were $140.9 million, or 34% higher than in the first quarter of 2011 primarily due to higher average TiO2 selling prices and higher sales volumes, partially offset by the negative impact of fluctuations in currency exchange rates which decreased net sales by approximately $9 million.  Kronos’ average TiO2 selling prices were 34% higher in the first quarter of 2012 as compared to the first quarter of 2011, and selling prices at the end of the first quarter of 2012 were comparable to the end of 2011.  TiO2 sales volumes for the first quarter of 2012 increased 5% as compared to the first quarter of 2011 due to increased customer demand, primarily in the North American and export markets.  Kronos’ sales volumes in the first quarter of 2012 set a new record for a first quarter.  The table at the end of this press release summarizes how each of these items impacted the overall increase in sales.

Kronos’ income from operations increased $107.0 million from $102.4 million in the first quarter of 2011 to $209.4 million in the first quarter of 2012 primarily due to higher TiO2 selling prices, higher sales volumes and higher production volumes.  These increases were partially offset by higher raw material costs and the unfavorable effects of fluctuations in currency exchange rates which negatively affected Kronos’ income from operations by approximately $3 million in the first quarter of 2012.  Kronos’ TiO2 production volumes were 5% higher in the first quarter of 2012 as compared to the first quarter of 2011, with operating rates at near full practical capacity throughout the first quarter of 2012.  Kronos’ production volumes in the first quarter of 2012 set a new record for a first quarter.

As previously reported, in March 2011 Kronos completed the redemption of €80 million principal amount of its 6½% Senior Secured Notes due 2013 at the redemption price of 102.167% of the principal amount.  Kronos’ results in the first quarter of 2011 include an aggregate $3.3 million charge (NL’s equity interest was $.4 million or $.01 per share, net of income tax) consisting of the call premium and the write-off of unamortized deferred financing costs and original issue discount associated with the redeemed Senior Notes.

Insurance recoveries reflect in part amounts we received from certain of our former insurance carriers, and relate to the recovery of prior lead pigment and asbestos litigation defense costs incurred by us.  Insurance recoveries aggregated $1.1 million (or $.01 per share, net of income taxes) in the first quarter of 2012 compared to $.4 million for the same period in 2011.

Corporate expenses were higher in the first quarter of 2012 compared to the first quarter of 2011 primarily due to higher environmental remediation and related costs in 2012.

Our income tax expense in the first quarter of 2011 includes a $2.1 million provision for deferred income taxes related to the undistributed earnings of CompX’s Canadian subsidiary attributable to the $7.5 million litigation settlement gain.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although NL believes that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of our businesses (such as Kronos’ TiO2 operations);
•	Customer inventory levels;
•	Changes in raw material and other operating costs (such as energy, ore and steel costs)and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;
•	Changes in the availability of raw material (such as ore);
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products);

•	Possible disruption of Kronos’ or CompX’s business, or increases in our cost of doing business resulting from terrorist activities or global conflicts;
•	Competitive products and prices, including increased competition from low-cost manufacturing sources (such as China);
•	Customer and competitor strategies;
•	Potential consolidation of Kronos’ competitors;
•	Demand for office furniture;
•	Substitute products;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	Potential difficulties in upgrading or implementing new manufacturing and accounting software systems;
•	The introduction of trade barriers;
•	The impact of current or future government regulations (including employee healthcare benefit related regulations);
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro;

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	The timing and amounts of insurance recoveries;
•	Our ability to maintain sufficient liquidity;
•	The extent to which our subsidiaries were to become unable to pay us dividends;
•	CompX’s and Kronos’ ability to renew or refinance debt;
•	CompX’s ability to comply with covenants contained in its revolving bank credit facility;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•	Potential difficulties in integrating completed or future acquisitions;
•	Decisions to sell operating assets other than in the ordinary course of business;
•	Uncertainties associated with the development of new product features;
•	Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria;
•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on present and former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products);

•	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters) and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products, furniture components and performance marine components), chemicals (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except earnings per share)
(Unaudited)
	Three months
	ended March 31,
	2011	2012

Net sales	$34.8	$35.5
Cost of sales	26.1	26.0

Gross margin	8.7	9.5

Selling, general and administrative expense	6.2	6.6
Other operating income (expense):
Insurance recoveries	.4	1.1
Litigation settlement gain	7.5	-
Litigation expense	(.2)	-
Facility consolidation expense	(1.0)	-
Corporate expense and other, net	(3.5)	(16.1)

Income (loss) from operations	5.7	(12.1)

Equity in earnings of Kronos Worldwide, Inc.	18.3	41.6

General corporate items:
Interest and dividends	.6	.7
Interest expense	(.4)	(.4)

Income before income taxes	24.2	29.8

Provision for income taxes	6.5	8.6

Net income	17.7	21.2

Noncontrolling interest in net income of subsidiary	.5	.2

Net income attributable to NL stockholders	$17.2	$21.0

Basic and diluted net income per share	$.35	$.43

Weighted average shares outstanding used in the
calculation of net income per share	48.6	48.7

NL INDUSTRIES, INC.
COMPONENTS OF INCOME (LOSS) FROM OPERATIONS
(In millions)
(Unaudited)

	Three months
	ended March 31,
	2011	2012

CompX - component products	$8.8	$2.9
Insurance recoveries	.4	1.1
Corporate expense and other, net	(3.5)	(16.1)

Income (loss) from operations	$5.7	$(12.1)

NL INDUSTRIES, INC.
CHANGE IN KRONOS' TiO2 SALES
(Unaudited)

	Three months ended
	March 31, 2012 vs. 2011

Percentage change in sales:
TiO2 product pricing	34%
TiO2 sales volume	5%
TiO2 product mix	(3	) %
Changes in currency exchange rates	(2	) %

Total	34%